                                                                     EXHIBIT 3.1



                            CERTIFICATE OF AMENDMENT
                                       TO
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                TYLER CORPORATION


         Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware ("DGCL"), Tyler Corporation, a corporation organized and existing under and by virtue of the DGCL ("Corporation"), does hereby certify as follows:

         1. The Board of Directors of the Corporation, at a meeting duly called and held, adopted a resolution setting forth and declaring advisable the following proposed amendment to the Restated Certificate of Incorporation of the Corporation.

         Article Fourth, Section 1, of the Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

         "FOURTH: Section 1. Capitalization. The Corporation is authorized to issue One Hundred One Million (101,000,000) shares of capital stock. One Hundred Million (100,000,000) of the authorized shares shall be common stock, one cent ($0.01) par value each ("Common Stock"), and One Million (1,000,000) of the authorized shares shall be preferred stock, ten dollars ($10.00) par value each ("Preferred Stock").

         "Each holder of shares of capital stock of the Corporation shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of capital stock of the Corporation held by the stockholder, unless otherwise specifically provided pursuant to this Restated Certificate of Incorporation."

         2. Pursuant to a resolution of the Board of Directors, the foregoing amendment was presented to the stockholders of the Corporation at a special meeting of the stockholders of the Corporation duly called and held for such purpose, and the foregoing amendment was approved by the vote of a majority of the shares of capital stock of the Corporation entitled to vote thereon in accordance with the provisions of Section 242 of the DGCL.

         3. Said amendment was duly adopted in accordance with the provisions of
Section 242 of the DGCL.

         4. This Certificate of Amendment shall be effective upon the filing thereof.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to its Restated Certificate of Incorporation to be executed on the 19th day of February, 1998.

                                       TYLER CORPORATION



                                       By:   /s/ C.A. Rundell, Jr.
                                          --------------------------------------
                                          C.A. Rundell, Jr.
                                          President and Chief Executive Officer


                                      -2-